UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2013

Kirby Corporation
(Exact name of registrant as specified in its charter)

Nevada	1-7615	74-1884980
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Waugh Drive, Suite 1000	77007
Houston, TX	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (713) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 27, 2013, Kirby Corporation (“Kirby”) issued $67.5 million of 2.72% senior notes due February 27, 2020 and $157.5 million of 3.29% senior notes due February 27, 2023 pursuant to a Note Purchase Agreement entered into with a group of institutional investors on December 13, 2012 (the “Note Purchase Agreement”).  The notes were issued for the primary purpose of repaying $200 million of floating rate senior notes that were due February 28, 2013.  Interest on the notes is payable semiannually.  No principal payments are required until maturity.  Kirby previously issued $82.5 million of 2.72% senior notes and $192.5 million of 3.29% senior notes pursuant to the Note Purchase Agreement on December 13, 2012 for the purpose of funding the acquisition of Penn Maritime Inc. and Maritime Investments LLC and retiring Penn Maritime’s outstanding debt.

The Note Purchase Agreement contains certain covenants on the part of Kirby, including an interest coverage covenant, a debt-to-capitalization covenant and covenants relating to liens, asset sales and mergers, among others.  The Note Purchase Agreement also specifies certain events of default, upon the occurrence of which the maturity of the notes may be accelerated, including failure to pay principal and interest, violation of covenants or default on other indebtedness, among others.

The foregoing summary of the terms of the Note Purchase Agreement is qualified in its entirety by reference to the copy of the Note Purchase Agreement included as Exhibit 10.1 to the Current Report on Form 8-K filed by Kirby with the Securities and Exchange Commission on December 20, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIRBY CORPORATION

	By:	/s/ David W. Grzebinski
David W. Grzebinski
Executive Vice President and Chief Financial Officer

Dated: March 6, 2013